UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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DUNE ENERGY, INC.

(Name of Registrant as Specified in Its Charter)

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DUNE ENERGY, INC.

Two Shell Plaza, 777 Walker Street, Suite 2300

Houston, Texas 77002

April 30, 2014

TO OUR STOCKHOLDERS:

You are cordially invited to attend our 2014 Annual Stockholders’ Meeting to be held at our corporate offices at Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002 on Wednesday, June 4, 2014, at 11:00 a.m. local time.

We have attached a Notice of Annual Meeting of Stockholders and Proxy Statement that discuss the matters to be presented at the meeting. A copy of our 2013 Annual Report on Form 10-K is also enclosed. You may also view these materials at http://www.RRDEZProxy.com/2014/DuneEnergy.

In addition to acting on the matters listed in the Notice, we will discuss our progress and you will be given an opportunity to ask questions of general interest to all stockholders.

You may vote your shares by submitting a proxy by Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card or by voting in person at the Annual Meeting. The proxy card describes your voting options in more detail. If for any reason you desire to revoke your proxy, you can do so at any time before it is voted.

James A. Watt
President and Chief Executive Officer

DUNE ENERGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	•	Wednesday, June 4, 2014, at 11:00 a.m. Central Time

PLACE	•	Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002

PURPOSES	•	To elect our Directors;

	•	To ratify the appointment of our selection of MaloneBailey, LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014;

	•	To conduct an advisory vote on the compensation of the named executive officers; and

	•	To transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	•

You can vote if you were a stockholder of record at the close of business on May 6, 2014. Attendance at the meeting is limited to stockholders or their proxy holders and Company guests. Only stockholders or their valid proxy holders may address the meeting.

VOTING	•

You may vote your shares by submitting a proxy by Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card or by voting in person at the Annual Meeting. The proxy card describes your voting options in more detail. If for any reason you desire to revoke your proxy, you can do so at any time before it is voted.

MAILING	•	On or about May 14, 2014, we will mail to our stockholders a copy of this Proxy Statement, a proxy card, and our 2013 Annual Report.

By order of the Board of Directors,

Frank T. Smith, Jr.
Senior Vice President, Chief Financial Officer and Secretary

April 30, 2014

Houston, Texas

DUNE ENERGY, INC.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Dune Energy, Inc. (OTC Bulletin Board: DUNR) of proxies to be used at Dune Energy Inc.’s annual meeting of stockholders to be held on June 4, 2014 and at any adjournment or postponement of the meeting. “We”, “our”, “us”, the “Company” and “Dune” all refer to Dune Energy, Inc. The proxy materials are first being mailed on or about May 14, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on

June 4, 2014. The 2014 Proxy Statement and the 2013 Annual Report are available at

http://www.RRDEZProxy.com/2014/DuneEnerg.y

Who may vote

You will be entitled to vote at the annual meeting only if our stock register shows that you held your shares of common stock of the Company, par value $0.001 per share (the “common stock”) on May 6, 2014. At the close of business on April 30, 2014, a total of 73,176,683 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

How to vote

You may vote in person at the annual meeting or by proxy. We recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting.

Voting by proxy

If you are a street name stockholder (your shares are held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted.

If you hold your shares in your own name as a record holder, you may instruct the proxy agents how to vote your shares in one of three convenient ways:

•	Via Internet: Go to www.voteproxy.com and follow the instructions. You will need to have your proxy card or electronic notice in hand.

•	By Telephone: Call toll-free 1-800-776-9437 in the United States or 1-718-921-8500 (outside the United States), and follow the instructions. You will need to have your proxy card in hand.

•	In Writing: Complete, sign, date, and return your proxy card in the enclosed postage-paid envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time on June 3, 2014.

The proxy agents will vote your shares as you instruct. If you sign and return your proxy card without giving instructions, the proxy agents will vote your shares FOR each person named in this Proxy Statement as a nominee for election to our Board, FOR the ratification of the selection of MaloneBailey LLP as the Company’s independent registered public accounting firm and FOR the advisory vote to approve the compensation of the named executive officers.

How to revoke your proxy

You may revoke your proxy at any time before it is voted at the annual meeting. If you are a record stockholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the annual meeting;

•	by delivering to the Company’s Secretary at our executive offices, on or prior to the annual meeting, written instructions revoking your proxy;

•	by delivering to the Company’s Secretary at our executive officers, on or prior to the annual meeting, an executed proxy bearing a later date; or

•	by voting in person at the annual meeting.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

How votes will be counted and quorum requirements

Each outstanding share is entitled to one vote. A complete list of all stockholders entitled to vote at the annual meeting will be open for examination by any stockholder during normal business hours for a period of ten days prior to the annual meeting at our offices, Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002. Such list will also be available at the annual meeting and may be inspected by any stockholder who is present.

The annual meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the meeting. If you have returned a valid proxy or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. Abstentions and broker “non-votes” are counted in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or nominee that holds shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

If a quorum is not present at the annual meeting, a majority of the shares present, in person or by proxy, has the power to adjourn the meeting from time to time until a quorum is present. Other than announcing at the annual meeting the time and place of the adjourned meeting, no notice of the adjournment will be given to stockholders unless required because of the length of the adjournment.

Directors will be elected by a plurality of the votes cast. The affirmative vote of a majority of the votes cast is required to approve all other matters voted on at the meeting.

Abstentions and broker “non-votes” are not counted in the election of directors and the approval of any other matter. Abstentions with respect to all other proposals will have the same effect as a vote against that proposal. Brokers have the discretionary authority to vote on Proposal 2, ratification of appointment of independent public accounting firm. Accordingly, broker “non-votes” count as votes FOR Proposal 2, but do not count for voting purposes on any of the other proposals.

Cost of this proxy solicitation

We will pay the cost of the proxy solicitation. In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by us, postings on our website at www.duneenergy.com, advertisements in periodicals, or other media forms. None of our officers or employees will receive any extra compensation for soliciting you. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board currently has six members. Each current member of our Board is standing for election, to hold office until the next annual meeting of stockholders.

Your proxy will be voted FOR the election of the six nominees named below, unless you withhold authority to vote for any or all of the nominees. Management has no reason to believe that a nominee will be unwilling or unable to serve as a director. The Nominations and Corporate Governance Committee (the “Nominations Committee”) of the Board nominated each of the candidates for election. However, if a nominee is unwilling or unable to serve, your proxy will be voted for another nominee designated by our Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE SIX NOMINEES NAMED BELOW TO SERVE AS MEMBERS OF THE COMPANY’S BOARD, TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS.

Nominees for Director

The following sets forth information concerning the six nominees for election as directors at the annual meeting, including information as to each nominee’s age as of March 31, 2014, position with the Company and business experience during the past five years. All nominees are currently serving as directors and are standing for re-election. Michael R. Keener, Dr. Alexander A. Kulpecz, Jr. and Robert A. Schmitz were appointed in connection with the Company’s financial restructuring.

James A. Watt, age 64, became a Director of our Company on April 16, 2007 and our President and Chief Executive Officer on April 17, 2007. Mr. Watt served as the Chief Executive Officer of Remington Oil and Gas Corporation from February 1998 and the Chairman of Remington from May 2003, until Helix Energy Solutions Group, Inc. (NYSE: HLX) acquired Remington in July 2006. From August 2006 through March 2007, Mr. Watt served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. (OTC: MVOG.OB). Mr. Watt currently serves on the Board of Directors of Helix and Bonanza Creek Energy, Inc. (NYSE: BCEI). Mr. Watt received a B.S. in Physics from Rensselaer Polytechnic Institute. As a result of these professional experiences, Mr. Watt possesses particular knowledge and experience in the operations of oil and gas companies that strengthen the board’s collective qualifications, skills, and experience.

Marjorie L. Bowen, age 49, was first appointed a Director effective March 28, 2013. Ms. Bowen chairs our Compensation Committee and is a member of our Nominations Committee. Ms. Bowen held positions of increasing responsibility from 1989 through 2007 at Houlihan Lokey Howard & Zukin, Inc., an international advisory-focused investment banking firm. While at Houlihan Lokey, Ms. Bowen served as a Managing Director, providing advice to public company boards of directors and transactional and financial advisory services in a range of corporate matters, including mergers and acquisitions, debt and equity reorganizations and other financial and strategic transactions, governance and shareholder issues. Ms. Bowen was also a member of the firm’s Management Committee for Financial Advisory Services. Ms. Bowen also currently serves on the boards of Hansen Medical, Inc. (and serves as Chair of the Audit Committee for that company), Illinois Power Holdings, Inc. (a subsidiary of Dynegy, Inc.), and OmniForce LLC. Ms. Bowen has previously served on the boards of directors of Talbots Inc., a publicly traded women’s apparel company, Texas Industries, Inc., a publicly traded supplier of heavy construction materials, as well as other privately held company boards, and has had various positions on the audit, compensation, and governance and nominating board committees at these companies. Ms. Bowen received her undergraduate degree from Colgate, and an MBA from University of Chicago with a concentration in finance. Ms. Bowen’s background in finance and corporate governance will help shape the future direction of the company.

John R. Brecker, age 50, was first appointed a Director effective March 28, 2013. Mr. Brecker has served as an executive with director and management experience in investing and operations, both domestic and internationally, including in the chemical, retail, auto, and shipping sectors. Mr. Brecker has also served on numerous boards, including from 2012 to the present on Catalyst Paper Corporation as an Audit Committee member, and Broadview Network Holdings as a Compensation Committee member. From 1999 through June 2012 Mr. Brecker served as the Principal and Co-founder of Longacre Fund Management, L.L.C. Mr. Brecker received his law degree from St. John’s University School of Law and his undergraduate degree from American University. Mr. Brecker’s background in finance, audit, and strategic planning will help shape the future direction of the company.

Michael R. Keener, 55, became a Director of our Company in January 2012. He has been the principal/owner since January of 2011 of KP Energy, a private company focused on providing Mezzanine Debt, Private Equity and Direct Asset ownership to North American Exploration and Production companies. From October of 2009 until December of 2010, Mr. Keener served as Managing Director of Imperial Capital, LLC and from February 2003 until October 2009 he served as Principal and Managing Director of Petrobridge Investment, LLC. Mr. Keener received a B.S. in Business Administration—Accounting from Bloomsburg University and an MBA from Loyola University. Mr. Keener’s prior banking experiences for smaller exploration and production companies provide a high level of understanding of the Company’s challenges.

Dr. Alexander A. Kulpecz, Jr., age 60, became a Director of our Company in January 2012. He is currently managing EP Partner of Pulser Energy, LLP (London) an investment group focused on energy and CEO of Alexander Energy Limited (Houston). He has served in these positions since 2006, and 2008 respectively. From 1978 to 1998, Dr. Kulpecz had technical and management positions of increasing responsibility with the Royal Dutch Shell group concluding as Executive Director and Executive Vice President of Shell International Gas and Power. From 1998 to 2000 he was President of Azurix International. Dr. Kulpecz received a B.A. and MSC degree in Geology from Rutgers, an MBA from Henley (UK) and a PhD from Imperial College of Science and Medicine, University of London in subsurface petroleum engineering. Dr. Kulpecz’ extensive exploration and production background provide an excellent base to assist in the evaluations of the Company’s programs.

Robert A. Schmitz, age 73, became a Director of our Company in January 2012. He has served as Co-Founder of Quest Turnaround Advisors since 2000, an advisory firm serving debtors and creditors of distressed companies. Mr. Schmitz was the Chief Restructuring Officer of Fontainebleau Miami JV, LLC in 2010 and of WorldSpace Inc. from 2008 to 2011. From 2010-2012, Mr. Schmitz served as a member of the Board of Houghton Mifflin Harcourt Holdings, Inc. From 2003-2007 he served as non-executive chairman of the board of Premium TV, Ltd. From 2009-2011 he served on the Board of Sun Times Media Group which was sold to a private group of investors. Mr. Schmitz received a BA in Economics from the University of Michigan and a SM from the Sloan School of Management at the Massachusetts Institute of Technology. Mr. Schmitz serves as Chairman of the Board. Mr. Schmitz’ experience advising companies through turnaround situations will benefit the Company as it continues to move forward from its restructuring.

Board of Directors Independence

The Nominations Committee has affirmatively determined that each of Ms. Bowen and Messrs. Brecker, Keener, Kulpecz and Schmitz, constituting a majority of the members of the Board, qualify as “independent” by our Board, and the applicable rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The definition of “independent” is also set forth the Company’s Corporate Governance Guidelines, which are posted on the Company’s website. In making this determination, the Nominations Committee has concluded that none of these members has a relationship which, in the opinion of the Nominations Committee, is material and would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our only non-independent, management director is Mr. Watt, our current President and Chief Executive Officer. Our Nominations Committee reviews and analyzes this independence determination annually.

Leadership Structure of the Board

As prescribed by our Amended and Restated Bylaws, the Chairman of the Board has the power to preside at all meetings of the Board. Mr. Schmitz currently serves as the Chairman of our Board. The Nominations Committee believes that Mr. Schmitz’ experience advising companies through turnaround situations makes him the appropriate leader of the Board.

Board Risk Oversight

While it is the job of management to assess and manage our risk, the Board and its audit committee (each where applicable) oversee management and discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management. The Board interfaces regularly with management and receives periodic updates on operational, financial, legal and risk management matters. The audit committee assists the Board in oversight of the integrity of our financial statements. We do not believe that the Board’s role in risk oversight has an effect on the Board’s leadership structure.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party wishing to send written communications to any one or more of the Company’s directors may do so by sending them in care of the Company’s General Counsel at the Company’s principal executive offices. All such communications will be forwarded to the intended recipient(s).

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (“Code of Conduct and Ethics”) that applies to all our directors, officers and employees, including our Chairman, President and Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents. A copy of our current Code of Conduct and Ethics can be found at our website at www.duneenergy.com. All documents which we have filed on the SEC’s EDGAR system are available for retrieval on the SEC’s website at www.sec.gov, and are also available to the public from commercial document retrieval services. You may also obtain a copy of our Code of Conduct and Ethics at no cost, by writing or telephoning us at: Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002 (tel.: 713-229-6300). We undertake to make all disclosures that are required by applicable law concerning any subsequent amendments to, or waivers from, any provision of the Code of Conduct and Ethics.

Board of Directors Meetings and Committee Meetings

During 2013, our Board held twelve meetings. During 2013, each Director attended not less than 75% of the aggregate total number of Board meetings and meetings of the committees on which he serves. Each then-serving member of the Board attended the 2013 annual meeting.

During 2013, we had an Audit Committee, Compensation Committee, Nominations and Corporate Governance Committee, Health Safety and Environmental Committee and Strategic Development Committee.

Audit Committee

Please read “Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving certain audit, review or attest engagements and permissible non-audit services including fees and terms thereof, to be provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. As part of any pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules on auditor independence. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firms to ensure that such services are within the parameters approved by the Audit Committee.

Nominations and Corporate Governance Committee

Our Nominations Committee was formed for the primary purposes of: (a) identifying individuals qualified to become members of the Board and, with respect to our stockholders’ meetings, selecting or recommending that the Board select the director nominees for election at our annual meeting or filling any vacancies on the Board; and (b) developing and recommending to the Board a set of corporate governance principles applicable to our Company and its operations, including reviewing and modifying, as necessary, our Code of Conduct and Ethics previously adopted by the Board.

The Nominations Committee members are Messrs. Kulpecz and Brecker and Ms. Bowen, who served as Chairman until March 7, 2014, all of whom are independent directors. On March 7, 2014, Mr. Brecker was appointed Chairman of the Nominations Committee.

The Board has adopted a written charter for the Nominations Committee, a copy of which is available on our website. The Nominations Committee shall be composed of at least two, but no more than three, independent directors on the Board. All members of the Nominations Committee must be independent as defined in our Governance Standards for Directors and Committees of the Board, a copy which is available on our website.

Our Nominations Committee has endorsed all incumbent director nominees standing for re-election at our 2014 annual stockholders’ meeting, affirmatively finding that such nominees present the qualifications necessary to be nominated as a director under the Standards for Director Qualification, which form a part of the Company’s Governance Standards for Directors and Committees of the Board, adopted by the Board.

Standards for Director Qualifications

As envisioned by its charter, our Nominations Committee will identify individuals qualified to become board members consistent with criteria established by the committee under its “Standards for Director Qualification.” Under these standards, directors are expected to bring to the Company a range of experience, knowledge and judgment and to act with integrity and commitment to our Company, our business plans and long-term stockholder value. Directors are expected to be active and maintain an attitude of constructive skepticism and participate in corporate affairs by asking questions that require accurate, honest explanations. The Nominations Committee does not have a policy with regard to the consideration of diversity in identifying director nominees. Directors must represent the interests of all stockholders. Directors should also have relevant business and industry experience in order to provide a useful perspective on significant risks and competitive advantages facing us, and in particular, should demonstrate competence in one or more of the following areas: accounting or finance, markets, business or management experience, oil and gas industry knowledge, end user experience or perspective, crisis management, or leadership and strategic planning. Directors will also be expected to become familiar with the qualitative requirements necessary to serve as a director of a corporation engaged in the oil and gas industry.

Identifying and Evaluating Nominees for Directors

Our Nominations Committee uses various methods for identifying and evaluating nominees for director. The Nominations Committee intends to regularly assess the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominations Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominations Committee through recommendations by current board members, professional search firms, stockholders or other persons. Candidates are evaluated at regular or special meetings of the Nominations Committee, and may be considered at any point during the year.

The Nominations Committee will consider stockholder nominations properly submitted to the committee at our Company address following verification of the stockholder status of any persons proposing candidates. Any recommendations are considered as a whole by the Nominations Committee at a regularly scheduled meeting prior to the issuance of the proxy statement for our annual meeting of stockholders. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominations Committee. The Nominations Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominations Committee seeks to achieve those qualifications outlined elsewhere in this Proxy Statement and set forth in the Nominations Committee’s charter.

The Nominations Committee will consider stockholder nominations properly submitted at our Company’s next annual meeting in accordance with the procedure set forth on the last page of this proxy statement and the regulations promulgated by the SEC, Delaware law and our constituent documents.

Although the Nominations Committee will consider candidates recommended by stockholders, it may determine not to recommend that the Board, or the Board may determine not to, nominate those candidates for election to the Board. During 2013, three meetings of the Nominations Committee were held.

Compensation Committee

Our Compensation Committee is responsible for setting executive compensation levels, bonus plan participation and target levels and executive and overall compensation policies. The Compensation Committee also reviews and approves executive benefit plans and make awards under the Company’s equity plans, as well as performs such other duties delegated to it by the Board as set forth in its charter, a copy of which is available at our website.

In 2013, the Compensation Committee’s membership consisted of Marjorie L. Bowen, Dr. Alexander A. Kulpecz, Jr. and Eric R. Stearns, who served as Chairman, all of whom are independent directors. On March 3, 2014, Mr. Stearns resigned from the Board and from all Board committees, and Ms. Bowen was appointed Chairman of the Compensation Committee. During 2013, four meetings of the Compensation Committee were held.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2013, none of our executive officers served on the Board of any entities whose directors or officers served on our Compensation Committee. No current or past officers or employees of the Company serve on our Compensation Committee.

Health, Safety and Environmental Committee

Our Health, Safety and Environmental Committee (the “HSE Committee”) was formed in January 2012 and is responsible for assisting the Board in fulfilling its oversight responsibilities by reviewing the Health, Safety and Environmental performance of the Company and the metric performance targets recommended by management. A copy of the HSE Committee’s charter is available on our website. During 2013, two meetings of the HSE Committee were held.

The HSE Committee’s membership consists of Alexander A. Kulpecz, Jr., who serves as Chairman, and Michael Keener, who was appointed to replace Eric Stearns after his resignation on May 3, 2014.

Strategic Development Committee

Our Strategic Development Committee (the “Strategic Development Committee”) was formed in December 2012 and is responsible for assisting the Board in identifying and evaluating strategic development opportunities. During 2013, eight meetings of the Strategic Development Committee were held.

The Strategic Development Committee’s membership consists of Alexander A. Kulpecz, Jr., Robert A. Schmitz, James A. Watt and Michael R. Keener, who serves as Chairman.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is intended to assist in understanding the Company’s compensation programs. It is intended to explain the philosophy underlying the Company’s compensation strategy and the fundamental elements of compensation paid to the Company’s President and Chief Executive Officer (“CEO”), Chief Financial Officer, and other individuals included in the Summary Compensation Table (“Named Executive Officers” or “executive officers”). The discussion is divided into the following sections:

I.	Executive Summary

II.	Compensation Philosophy, Objectives, and Key Considerations

III.	Roles of Participants in the Decision-Making Process

IV.	Items the Compensation Committee Considers When Making Compensation Decisions

V.	Elements of the 2013 Compensation Program

VI.	Employment Agreements and Severance Arrangements

VII.	Other Important Compensation Policies Affecting the Named Executive Officers

I. Executive Summary

The primary purpose of the Company’s compensation strategy is to reward results and align all employees’ interests with those of our stockholders. Our policy is to provide a portion of the executive officers’ compensation in cash, including an annual base salary along with an opportunity to receive an annual bonus. The other significant component of the executive officers’ compensation is delivered in the form of long-term incentive equity awards, generally in the form of restricted stock. Consistent with our commitment to compensation tied to performance and increasing stockholder value, restricted stock has historically been granted to all employees, not just the executive officers, in an effort to keep the executive officers and other employees focused on stockholder growth.

During 2013, the Company continued to navigate through a challenging environment due to the volatility of natural gas prices, concerns regarding employee retention, limited liquidity and the financial recapitalization in 2011. These challenges and concerns underscore a critical and complementary driver in the Company’s overall approach to compensation, which is the need to retain employees, including the executive officers, through the long-term. The Board believes that keeping the current management team intact is essential to building stockholder value, and it has therefore chosen to link a significant portion of each executive officer’s total compensation to long-term equity awards that may vest over a period of three years.

In December 2013, the Company made its annual long-term incentive award grant to employees. The Company anticipates continuing such practice annually, as performance dictates.

As discussed below, another notable event that occurred during 2013 with respect to compensation and in line with the Company’s focus on retaining employees, was a modification to the 2013 cash bonus plan for the Company’s Named Executive Officers. As discussed below, the Board approved a cash bonus plan for the executive officers which provided a target bonus amount based on a combination of individual and corporate performance goals in order to improve employee retention efforts. The plan was subsequently amended to provide for a minimum bonus of 100% of the target bonus under the 2013 bonus program.

The Compensation Committee for the majority of 2013 consisted of Mr. Eric Stearns, Dr. Alexander Kulpecz, Jr., and Ms. Marjorie L. Bowen. Mr. Stephen Kovacs was a member of the Compensation Committee at the beginning of 2013 until his resignation on January 8, 2013. Ms. Marjorie L. Bowen was appointed to serve on the Company’s Board and as a member of the Compensation Committee on March 28, 2013. On March 3, 2014, Mr. Eric Stearns resigned from the Compensation Committee and Ms. Bowen was appointed as Chairman. Each member of the Compensation Committee qualifies as an independent, outside member of the Board in accordance with the requirements of current Securities and Exchange Commission (“SEC”) regulations.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2013, none of our executive officers served on the Board of any entities whose directors or officers served on our Compensation Committee. No current or past officers or employees of the Company serve on our Compensation Committee.

II. Compensation Philosophy, Objectives and Key Considerations

The nature of our business, which consists primarily of acquiring, exploring, exploiting, and developing oil and natural gas properties, is complex and requires that we attract and retain highly qualified and capable leaders that possess strong technical and operational skills. Therefore, our overall compensation philosophy is twofold: (1) to attract, retain, and motivate the executive officers who are critical to developing and executing on our business plan; and (2) to administer our compensation programs in a performance-driven manner that delivers compensation that is competitive and reasonable when compared to the marketplace.

The Compensation Committee has the responsibility for continually monitoring the compensation paid to the Named Executive Officers. The Compensation Committee believes that the compensation of the Company’s Named Executive Officers should encourage creation of stockholder value and achievement of strategic corporate objectives. Specifically, the Compensation Committee is committed to ensuring that the total compensation package for the Named Executive Officers will serve to:

•	Attract and motivate highly qualified senior executives by providing base salaries that are competitive with our peer companies;

•	Retain key senior executives by providing annual bonuses based on individual and corporate performance measures that enhance our ability to continue to employ and retain experienced personnel; and

•	Increase stockholder value by providing stock-based long-term incentives in an effort to align the interests of senior executives with those of our stockholders.

At all times, the Compensation Committee aims to maintain consistency in its approach and execution of our overall executive compensation philosophy. However, the Compensation Committee may at times consider other factors in making decisions affecting executive compensation.

III. Roles of Participants in the Decision-Making Process

The following table summarizes the responsibilities of the Compensation Committee and management in determining and approving the executive compensation programs of the Company.

Compensation Committee

•      Determines program principles and philosophies to ensure the attraction and retention of qualified executive officers, the motivation of executive officers to achieve the Company’s business objectives, and the alignment of interests of key leadership with long-term stockholder growth;

•      Reviews state of executive compensation programs from time to time to ensure competitiveness in the marketplace;

•      Reviews recommendations made by the CEO regarding the compensation of the other executive officers;

•      Reviews and makes recommendations to the Board regarding annual bonus plan performance measures and goals;

•      Reviews and makes recommendations to the Board regarding each element of compensation for the Named Executive Officers, including base salary, short-term annual bonus targets and actual payouts, and long-term incentive equity award grants;

•      Reviews, adopts, and submits to the Board amendments to executive employment agreements, incentive plans and other equity-based plans; and

•      Has exclusive authority to retain or terminate the services of an independent compensation consultant; and

•      Reviews and makes recommendations to the Board regarding compensation of the Board and various committees thereof.

Management

•      CEO recommends base salary levels, annual bonus plan target levels, and long-term incentive equity awards for executive officers other than himself; and

•      CEO provides information on performance goals for Compensation Committee consideration in structuring the performance-based components of the Company’s compensation programs.

IV. Items the Compensation Committee Considers When Making Compensation Decisions

Set forth below are several items that the Compensation Committee considers when making decisions that affect the compensation of the Named Executive Officers and other employees. As previously discussed, the Compensation Committee may find it necessary from time to time to consider items not specifically listed below.

Business Environment

We are an independent energy company engaged in the exploration, development, acquisition and exploitation of natural gas and crude oil properties, with interests along the Louisiana and Texas Gulf Coast. We actively manage our drilling program to increase oil and gas reserves and production while seeking to keep finding and development costs and operating costs competitive. As we operate in a very cyclical industry, our executive team is crucial to the development and execution of our long-term strategy in order to build value for our stockholders through the volatile nature of our industry.

In light of the challenges faced over the last several years, including limited cash resources, the Company relied greatly on senior management in 2013 to provide leadership and direction to the Company. In late 2012 and early 2013, senior management led the effort at reaching an agreement with the Company’s major stockholders in which the Company raised $50 million through the sale of approximately 31.3 million shares of common stock.

The equity offering was a major accomplishment which provided the Company with necessary capital and allowed management to focus on other business needs and opportunities. The Compensation Committee continues to monitor the impact of industry and company-specific challenges that could necessitate changes to the Company’s compensation programs.

Market Trends

From time to time, the Compensation Committee reviews trends in executive compensation, both among our direct competitors and within the broader energy industry. In addition, when the need arises, the Compensation Committee considers market levels of compensation paid to our competitors in making compensation decisions.

The Compensation Committee routinely engages outside consulting firms to provide data regarding the levels of executive compensation within the independent oil and gas exploration and production industry. The Compensation Committee utilizes this data to make informed decisions about certain executive officers’ base salaries and long-term incentive awards.

When examining market trends and competitive levels of executive compensation, the Company generally looks first and foremost to the Peer Group. The Company’s Peer Group for 2013, as reviewed and approved by the Compensation Committee, is shown below. Specifically, the Peer Group was utilized in 2013 for purposes of measuring relative total stockholder return for the performance-based long-term incentive awards granted to the executive officers.

•	Callon Petroleum Company;

•	Energy XXI, LTD;

•	EPL Oil & Gas, Inc.;

•	Forest Oil Corporation;

•	Goodrich Petroleum Corporation;

•	PetroQuest Energy, Inc.;

•	Saratoga Resources, Inc.;

•	Stone Energy Corporation; and

•	W&T Offshore Inc.

The Compensation Committee believes that the companies contained in the Peer Group are appropriate for the purpose of measuring relative total stockholder return because they are the Company’s direct competitors, both operationally and in competing for our executive talent. We do not set specific benchmarks but rather use Peer Group information to check our compensation decisions for reasonableness.

In 2013, ATP Oil and Gas Corporation was removed from the Peer Group due to an announced bankruptcy filing, and was replaced with Saratoga Resources, Inc. Additionally, Crimson Exploration, Inc. was also removed from the Peer Group due to an acquisition in 2013 and was replaced with Forest Oil Corporation. For purposes of measuring relative total stockholder return for the performance-based long-term incentive awards, Saratoga Resources, Inc. and Forest Oil Corporation were considered in the Peer Group for all of 2013.

Consideration of Risk

Our compensation programs are designed to provide the Named Executive Officers incentives to manage the Company for the long term, while avoiding excessive risk-taking in the short term. In addition, certain elements of the executive officers’ compensation have been and will continue to be paid out over multiple years (e.g., long-term incentive equity awards which generally vest over a three-year period). The Compensation Committee develops goals and objectives based on a mix of performance metrics to avoid excessive weight on any single criterion. Likewise, the compensation of our executive officers has historically been, and will continue to be, balanced among base salary, annual bonus, and long-term equity incentive awards (in particular, restricted stock awards, which the Compensation Committee views as an appropriate vehicle to deliver compensation to the executive officers). The Compensation Committee believes that the Company’s executive compensation practices in 2013 are appropriate to (i) encourage the executive officers to take appropriate levels of risk; and (ii) create sustained stockholder value over a long period of time. If and when the Compensation Committee modifies the overall compensation program in the future, it will at such times examine the new programs to determine if they encourage the executive officers to continue to take appropriate levels of risk.

Tax and Accounting Considerations

The Company considers the tax and accounting implications regarding the delivery of various forms of compensation. Section 162(m) of the Internal Revenue Code of 1986 (“Code”), as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a corporation’s Principal Executive

Officer and the three other most highly compensated executive officers (excluding the Principal Financial Officer). In connection with the compensation of the Company’s executive officers, the Compensation Committee is aware of Code section 162(m) as it relates to deductibility of qualifying compensation paid to executive officers. The Compensation Committee attempts, where practical, to comply with the requirements of Code section 162(m) so that all compensation is deductible.

As required under current accounting guidance, the Company has adopted Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for all stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the aggregate grant date “fair value” of these awards. The Company takes into account the accounting treatment of stock-based awards in determining the type and amount of awards to be granted to the executive officers and other employees. In 2013 and prior years, such accounting treatment has in part influenced the Compensation Committee to utilize restricted stock rather than stock options when granting long-term equity incentives to employees, including the executive officers.

V. Elements of the 2013 Compensation Program

The following discussion provides insights into the various elements of our 2013 compensation program. On the whole, the 2013 compensation program was similar to the 2012 compensation program, although several meaningful changes were made, as bulleted below and discussed on the following pages.

•	Modest adjustments were made to the base salaries of the executive officers (other than Mr. Watt) to be consistent with market practices.

•

For fiscal year 2013, the Company originally approved a cash bonus plan for the Named Executive Officers based on the Company’s performance and the participant’s individual performance with no minimum bonus required. In July 2013, the Company modified the bonus plan to payout the bonus in three tranches at a minimum of 100% of the target bonus and accelerated the time frame for paying the bonus in order to improve employee retention efforts.

The Compensation Committee believes that the changes made, particularly with respect to the cash bonus plan, will enhance our ability to continue to employ and retain key management personnel.

The elements of compensation utilized in 2013 to retain and motivate the Named Executive Officers included:

•	Base Salary;

•	Annual Bonus;

•	Long-Term Equity Awards;

•	Retirement Benefits; and

•	Health and Insurance Plans.

Below is a discussion of each element of compensation listed above, including the purpose of each element, why the Compensation Committee elects to pay each element, how each element was determined by the Compensation Committee, and how each element and the Compensation Committee’s decisions regarding the payment of each element relate to the Company’s goals. Details of compensation for our executive officers can be found in the tables below.

Base Salary

Base salary is the starting point in a compensation package that will attract and retain executives. Base salary provides a steady income as the foundation upon which performance incentives can build. The Compensation Committee believes that base salary should be competitive with the companies within the Peer Group and the broader oil and gas exploration and production industry.

It is the Compensation Committee’s goal to set base salary to reflect the role, responsibility and level of experience of each executive officer over time. Base salary, although not directly connected to performance, is essential to compete for talent, and the Company’s failure to pay a competitive base salary could affect our ability to recruit and retain qualified members of management. Base salary was determined by analyzing the base salaries of comparable executives in our Peer Group and considering the abilities, qualifications, accomplishments, and prior work experience of each executive officer.

The Compensation Committee routinely assesses compensation levels for the executive officers and adjusts base salaries as appropriate. Based on the Company’s view of competitive salaries in light of all the data available, the Compensation Committee, effective March 1, 2013, increased the base salaries of Messrs. Smith, Bettis and Mourglia as shown in the following table. Mr. Watt’s base salary has remained unchanged since January 1, 2008.

Named Executive Officer	2012 Base Salary	2013 Base Salary	% Increase
James A. Watt President and Chief Executive Officer	$550,000	$550,000	—%
Frank T. Smith, Jr. Senior Vice President, Chief Financial Officer & Secretary	306,000	316,000	3%
Hal L. Bettis Executive Vice President, Business Development and Environmental Affairs	306,000	316,000	3%
Richard H. Mourglia General Counsel and Senior Vice President–Land	269,000	278,000	3%

Annual Bonus

Annual bonuses are provided to the Named Executive Officers through the Company’s bonus program, which is designed to support the near-term initiatives of the business and to position the Company for the future by focusing on annual goals, both financial and operational.

In March 2013, the Board approved a cash bonus plan (the “2013 Bonus Program”) for the Named Executive Officers tied to the main controllable operating criteria of the Company. In 2013, these operating criteria were based on performance in three primary areas: (i) growth in reserves (producing and non-producing) year over year; (ii) limiting finding and development costs and/or LOE costs; and (iii) increased capital efficiency. Additionally, individual goals were set for each executive officer which could impact the actual annual bonus awarded.

The Compensation Committee sets target annual bonus opportunities so that total cash compensation (base salary plus annual target bonus) is competitive with executives within the Peer Group. Annual bonus amounts could payout between zero and two hundred percent (200%) of each Named Executive Officer’s target percentage based on corporate and individual performance relative to target levels set by the Compensation Committee.

The executive officers’ target annual bonus opportunities for 2013 are set forth in the table below. The target bonus percentages remain unchanged from 2012, with the exception of Mr. Bettis. In order to align his bonus with that of his peers, Mr. Bettis’ target bonus was decreased from 70% to 60% of base salary.

	2013 Target Bonus
Named Executive Officer	Target Bonus (% of Salary)	Target Bonus
James A. Watt	100%	$550,000
Frank T. Smith, Jr.	70%	221,200
Hal L. Bettis	60%	189,600
Richard H. Mourglia	60%	166,800

In July 2013, the Board modified the 2013 Bonus Program in order to improve employee retention efforts. The Board approved paying bonuses to the Named Executive Officers at a minimum of 100% of the target bonus for such participant and also approved accelerating the time frame for paying bonuses. James A. Watt, the Company’s President and Chief Executive Officer, was granted authority to distribute the 2013 bonuses in up to four tranches.

The 2013 bonuses were paid to Messrs. Smith, Bettis, and Mourglia ratably in three tranches on October 8, 2013, January 8, 2014, and April 11, 2014. Mr. Watt received one-third of his target bonus amount on October 8, 2013. In addition to his bonus, Mr. Watt received additional equity awards in lieu of the remaining two-thirds of his cash bonus. See the Long-Term Equity Award section for additional information. The table below shows the 2013 cash bonus received by each executive officer:

Named Executive Officer	2013 Actual Cash Bonus Received
James A. Watt	$183,333
Frank T. Smith, Jr.	221,200
Hal L. Bettis	189,600
Richard H. Mourglia	166,800

Long-Term Equity Awards

On March 5, 2012, the Board unanimously authorized the adoption of the Dune Energy, Inc. 2012 Stock Incentive Plan (the “2012 Plan”), which was subsequently approved by stockholders on June 5, 2012 at the annual meeting of stockholders. The 2012 Plan is administered by the Compensation Committee, which under the plan may grant any one or a combination of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights and phantom stock awards, as well as purchased stock, bonus stock and other performance awards. Except for incentive stock options, which may only be granted to employees of the Company, awards under the 2012 Plan may be granted to employees and non-employee directors of the Company who are designated by the Compensation Committee. The aggregate number of shares of common stock that may be issued or transferred to grantees under the 2012 Plan may not exceed 3,250,000 shares. On April 25, 2013, the Board approved an amendment to the 2012 Plan to provide for an increase of 1,750,000 in the number of authorized shares in the Plan from 3,250,000 to 5,000,000. This amendment was subsequently approved by Dune’s stockholders on June 5, 2013.

At the time it authorized the adoption of the 2012 Plan, the Compensation Committee developed a blueprint for granting long-term equity awards in 2012 and 2013. The blueprint called for a mix of time-based and performance-based restricted shares to be granted to the Company’s employees, including the Named Executive Officers, in three main installments. The first two installments were made in 2012 and the last remaining portion, approximately two-sevenths of the total planned shares to be granted (the “Last 2/7ths Grant”) were granted in 2013 as the main long-term equity award for 2013.

Restricted stock has historically been granted to the executive officers to align their interests with those of stockholders and to incent them to increase the Company’s stock price over time. It is the Compensation Committee’s belief that executive officers should have a significant interest tied to long-term performance and increasing stockholder value. The Compensation Committee believes the best way to accomplish this is through stock ownership of the Company.

At the time of the Last 2/7ths Grant, which occurred on December 10, 2013, the Compensation Committee approved awards of 579,996 time-based restricted shares to employees, including 209,671 restricted shares to the Named Executive Officers as set forth below. Such time-based restricted shares vest ratably over three years from the date of grant.

Named Executive Officer
Time-Based Restricted Shares – Last 2/7ths Grant
James A. Watt	70,789
Frank T. Smith, Jr.	48,227
Hal L. Bettis	48,227
Richard H. Mourglia	42,428

In addition to the Last 2/7ths Grant, the Company also made the following grants of time-based restricted shares, which vest ratably over three years, to Mr. Watt:

•	103,978 of restricted stock on February 20, 2013 in connection with 50% of his 2012 annual bonus. The fair value of this restricted stock grant was $171,564.

•

In December 2013, the Company decided to award Mr. Watt an additional 313,390 shares of restricted stock in two separate grants, each of which vest ratably over three years. On December 12, 2013, 156,695 shares of restricted stock were granted with a fair value of $184,900. On March 7, 2014, 156,695 shares of restricted stock were granted with a fair value of $156,695.

Retirement Benefits

The Company does not have a defined benefit pension plan. However, the Named Executive Officers are eligible to participate in the Dune Energy 401(k) Plan (“401(k) Plan”), which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. The Company sponsors this plan to help employees in all levels of the Company save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at IRC annual limits. The Company makes annual matching contributions to the 401(k) Plan on behalf of all employees, including the Named Executive Officers.

Health and Insurance Plans

The Named Executive Officers are eligible to participate in Company-sponsored benefit plans on the same terms as those generally provided to all salaried employees. Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to the Company’s employees and the employees’ family members. The cost of Company-sponsored benefit plans is negotiated by the Company with the providers of such benefits, and the executive officers contribute to the cost of their benefits.

VI. Employment Agreements and Severance Agreements

Messrs. Watt and Smith have entered into individual employment agreements with the Company. For employees that are not party to an employment agreement, the Employee Severance Plan (the “Severance Plan”) provides for severance and other benefits upon certain termination events. For more information regarding the Severance Plan, please refer to the section “Potential Payments Upon Termination or Change In Control.”

Set forth below are the general terms of the current employment agreements with Messrs. Watt and Smith. Each executive has the right to voluntarily terminate his employment at any time.

James Watt—President and Chief Executive Officer

The effective date of Mr. Watt’s current employment agreement, as amended, is October 1, 2012. The initial term begins on the effective date and ends on December 31, 2015. The Company or Mr. Watt may give written notice at least sixty (60) days prior to the end of the initial term of the intent to terminate or modify the employment agreement. If no such notice is given, the agreement will automatically renew and continue in effect for successive one-year periods.

Under the agreement, Mr. Watt serves as the President and Chief Executive Officer of the Company. Pursuant to the agreement, Mr. Watt is entitled to an annual base salary of $550,000. During the term of the agreement, Mr. Watt is entitled to earn an annual performance bonus. The amount of the annual bonus is targeted at 100% of his annual base salary, based primarily upon the achievement of performance criteria previously discussed in the section “Elements of the 2013 Compensation Program – Annual Bonus.” The amount of the actual annual bonus can be less than or more than the target bonus, but in no event will it exceed 200% of the then applicable base salary.

According to the terms of the agreement, Mr. Watt received a grant of 125,000 shares of restricted stock which vest in equal installments on each of the first three anniversaries of the effective date.

Mr. Watt is entitled to medical, disability insurance, life insurance and other similar benefits provided by the Company, subject to the terms and conditions of those programs.

In addition, Mr. Watt’s employment agreement contains termination trigger events that provide for the payment of severance and other benefits upon certain termination events. For more information regarding such provisions contained in Mr. Watt’s employment agreement, please refer to the section “Potential Payments Upon Termination or Change In Control.”

Frank Smith—Senior Vice President and Chief Financial Officer

The effective date of Mr. Smith’s current employment agreement, as amended, is October 1, 2012. The initial term begins on the effective date and ends on December 31, 2014. The Company or Mr. Smith may give written notice at least sixty (60) days prior to the end of the initial term of the intent to terminate or modify the employment agreement. If no such notice is given, the agreement will automatically renew and continue in effect for successive one-year periods.

Under the agreement, Mr. Smith serves as the Senior Vice President and Chief Financial Officer of the Company. Pursuant to the agreement Mr. Smith is entitled to receive an annual base salary of $306,000, which was increased to $316,000 on March 5, 2013 and further increased to $329,000 effective January 1, 2014. During the term of the agreement, Mr. Smith is entitled to earn an annual performance bonus. The amount of the annual bonus is targeted at 70% of his annual base salary, based primarily upon the achievement of performance criteria previously discussed in the section “Elements of the 2013 Compensation Program – Annual Bonus.” The amount of the actual annual bonus can be less than or more than the target bonus, but in no event will it exceed 140% of the then applicable base salary.

According to the terms of the agreement, Mr. Smith also received a grant of 100,000 shares of restricted stock which vest in equal installments on each of the first three anniversaries of the effective date.

Mr. Smith is entitled to medical, disability insurance, life insurance and other similar benefits provided by the Company, subject to the terms and conditions of those programs.

In addition, Mr. Smith’s employment agreement contains termination trigger events that provide for the payment of severance and other benefits upon certain termination events. For more information regarding such provisions contained in Mr. Smith’s employment agreement, please refer to the section “Potential Payments Upon Termination or Change In Control.”

VII. Other Important Compensation Policies Affecting the Named Executive Officers

Financial Restatement

Currently, the Compensation Committee does not have an official policy in place governing retroactive modifications to any cash or equity-based incentive compensation paid to the Named Executive Officers where the payment of such compensation was predicated upon the achievement of specified financial results that were subsequently the subject of a restatement. The Compensation Committee will, if the need arises, make a determination as to whether and to what extent compensation should be recaptured should there be a financial restatement. We intend to institute a claw back policy in the future, to the extent applicable, when the SEC promulgates rules as provided under the Dodd-Frank Act.

Stock Ownership Requirements

The Compensation Committee does not maintain a formal policy relating to stock ownership guidelines or requirements for its Named Executive Officers or its Board. The Compensation Committee does not believe it is necessary to impose such a policy on these groups. If circumstances change, the Compensation Committee will review whether such a policy is appropriate for its executive officers and the Board.

Trading in the Company’s Stock Derivatives

The Compensation Committee does not currently have a formal policy in place prohibiting executive officers of the Company from purchasing or selling options on the Company’s common stock, engaging in short sales with respect to the Company’s common stock, or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to the Company’s common stock. The Compensation Committee is not aware that any of the executive officers have entered into these types of arrangements. To the Company’s knowledge, there are no actively traded options in the Company’s common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to stockholders.

Submitted by the Compensation Committee:

Marjorie L. Bowen
Dr. Alexander A. Kulpecz, Jr.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below displays the total compensation awarded to, earned by or paid to the Named Executive Officers for the fiscal years ending December 31, 2013, December 31, 2012 and December 31, 2011. All amounts shown below are in dollars.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Stock Award(s)(1) ($) (e)	Option Award(s) ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation(2) ($) (i)	Total ($) (j)
James A. Watt,
President and Chief	2013	550,000		183,333	(3)	430,081	—	—	—	17,500	1,180,914
Executive Officer	2012	550,000		308,814	(4)(5)	884,278	—	—	—	17,000	1,760,092
	2011	550,000		550,000	(6)	—	—	—	—	16,500	1,116,500
Frank T . Smith, Jr.,
Senior Vice President,	2013	314,384	(7)	221,200	(8)	60,284	—	—	—	17,500	613,368
Chief Financial Officer and	2012	293,680	(9)	106,900	(4)	483,983	—	—	—	26,000	910,563
Secretary	2011	279,000		167,400	(6)	—	—	—	—	28,500	474,900
Hal L. Bettis,
Executive Vice President,	2013	314,384	(7)	189,600	(8)	60,284	—	—	—	17,500	581,768
Business Development and	2012	293,680	(9)	106,900	(4)	290,263	—	—	—	26,000	716,843
Environmental Affairs	2011	279,000		195,300	(6)	—	—	—	—	29,300	503,600
Richard H. Mourglia,
General Counsel and	2013	276,545	(7)	166,800	(8)	53,035	—	—	—	16,590	512,970
Senior Vice President-Land	2012	258,049	(9)	80,600	(4)	254,959	—	—	—	24,960	618,568
	2011	245,000		147,000	(6)	—	—	—	—	27,420	419,420

(1)

The amounts in column (e) represent the fair value of the restricted stock awards granted in the years listed. The fair value of the time-based restricted stock awards is based on the fair market value on the date of grant, calculated as the closing trading value of the Company’s common stock on the date of grant. The fair value of the performance-based restricted stock awards is valued using the Monte Carlo simulation. None of the executive officers were granted restricted stock awards in 2011.

(2)	Represents matching contributions allocated to the executive’s account under the 401(k) Plan and car allowances as detailed in the following All Other Compensation Table.
(3)	Mr. Watt’s bonus award of $183,333 was paid on October 8, 2013.
(4)	Represents bonus awards earned in 2012, but paid in 2013.
(5)

Mr. Watt’s bonus payment under the 2012 Bonus Plan is $274,500, or 49.9% of his target, which was satisfied through an award of $137,250 cash and 103,978 shares of the Company’s common stock. Such stock will vest over a three (3) year period. To account for receiving shares subject to vesting conditions, the amount of shares granted was increased by 25%. To determine the number of shares granted, half of the total bonus amount ($137,250) was divided by $1.65 per share (the closing price on January 28, 2013) and multiplied by 1.25.

(6)	Represents retention bonuses paid to the executive officers on December 27, 2011 following the successful completion of the Company’s restructuring.
(7)

On March 1, 2013, the base salary amounts for Messrs. Smith, Bettis, and Mourglia increased to $316,000, $316,000, and $278,000, respectively. The base salary amounts presented in the table represent the actual salary received by each Named Executive Officer in 2013.

(8)	Represents bonus awards earned in 2013, paid in three (3) equal installments on October 8, 2013; January 8, 2014; and April 11, 2014.
(9)

On June 16, 2012, the base salary amounts for Messrs. Smith, Bettis, and Mourglia increased to $306,000, $306,000, and $269,000, respectively. The base salary amounts presented in the table represent the actual salary received by each Named Executive Officer in 2012.

ALL OTHER COMPENSATION

The following table includes certain information with respect to the other compensation received by the Named Executive Officers for the fiscal years ending December 31, 2013, 2012 and 2011, respectively, which was shown at a summary level in column (i) of the Summary Compensation Table. All amounts shown below are in dollars.

Name and Principal Position	Year	Company Contributions to 401(k) Plan ($)	Car Allowance (1) ($)	Total ($)
James A. Watt,
President and Chief	2013	17,500	—	17,500
Executive Officer	2012	17,000	—	17,000
	2011	16,500	—	16,500
Frank T . Smith, Jr.,
Senior Vice President,	2013	17,500	—	17,500
Chief Financial Officer and	2012	17,000	9,000	26,000
Secretary	2011	16,500	12,000	28,500
Hal L. Bettis,
Executive Vice President,	2013	17,500	—	17,500
Business Development and	2012	17,000	9,000	26,000
Environmental Affairs	2011	16,500	12,800	29,300
Richard H. Mourglia,
General Counsel and	2013	16,590	—	16,590
Senior Vice President-Land	2012	15,960	9,000	24,960
	2011	15,420	12,000	27,420

(1)	Represents monthly car allowance payments of $1,500 for Messrs. Smith, Bettis and Mourglia from May 2011 to June 2012. Prior to May 2011, Mr. Bettis was paid a monthly car allowance of $200.

GRANTS OF PLAN BASED AWARDS

The Grants of Plan Based Awards Table discloses the total number of equity and non-equity incentive based plan awards actually granted during the year. The Grants of Plan Based Awards Table should be read in conjunction with the Summary Compensation Table. The value of the equity award granted during 2013 is shown at the grant date fair value of the award.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other Option
									Awards:	Awards:	Exercise
									Number of	Number of	of Base	Grant Date
									Shares of	Securities	Price of	Fair Value
					Maxi-			Max-	Stock or	Underlying	Option	of Stock
			Threshold	Target	mum	Threshold	Target	imum	Units	Options	Awards	and Option
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
James A. Watt	2/20/2013	(1)	—	—	—	—			103,978	—	—	227,712	(2)
	12/10/2013		—	—	—	—	—	—	70,789	—	—	88,486	(3)
	12/12/2013		—	—	—	—	—	—	156,695	—	—	184,900	(4)
Frank T . Smith, Jr.	12/10/2013		—	—	—	—	—	—	48,227	—	—	60,284	(3)
Hal L. Bettis	12/10/2013		—	—	—	—	—	—	48,227	—	—	60,284	(3)
Richard H. Mourglia	12/10/2013		—	—	—	—	—	—	42,428	—	—	53,035	(3)

(1)	Represents shares of stock received in connection with 2012 annual bonus.
(2)	Represents the fair value of the shares granted at a per share fair value of $2.19 on the grant date.
(3)	Represents the fair value of the shares granted at a per share fair value of $1.25 on the grant date.
(4)	Represents the fair value of the shares granted at a per share fair value of $1.18 on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The Outstanding Equity Awards at Fiscal Year End Table reflects each Named Executive Officer’s unexercised option award holdings and unvested restricted stock awards at December 31, 2013 on an individual award basis.

		Option Awards					Stock Awards(1)
Equity
			Equity						Equity	Incentive Plan
			Incentive						Incentive	Awards:
			Plan						Plan Awards:	Market or
			Awards:						Number of	Payout Value
			Number of						Unearned	of Unearned
	Number of	Number of	Securities			Number of	Market Value		Shares, Units	Shares, Units
	Securities	Securities	Underlying			Shares or	of Shares or		or Other	or Other
	Underlying	Underlying	Unexercised	Option		Units of Stock	Units of Stock		Rights That	Rights That
	Unexercised	Unexercised	Unearned	Exercise	Option	That Have	That Have		Have Not	Have Not
	Options (#)	Options (#)	Options	Price	Expiration	Not Vested	Not Vested		Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)		(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
James A. Watt	—	—	—	—	—	531,463	690,902	(2)	88,800	115,440	(2)
Frank T . Smith, Jr.	—	—	—	—	—	171,695	223,204	(2)	22,534	29,294	(2)
Hal L. Bettis	—	—	—	—	—	105,561	137,229	(2)	22,534	29,294	(2)
Richard H. Mourglia	—	—	—	—	—	92,862	120,721	(2)	19,767	25,697	(2)

(1)	As noted below, a portion of the restricted stock vest based on the satisfaction of certain performance criteria.
(2)	The fair market value of Dune Energy stock on December 31, 2013 was $1.30 per share.

		Unvested
		Restricted			Total Unvested
Name	Grant Date	Shares		Vesting Criteria (1)	Restricted Shares
	3/5/2012	88,800	(2)	Performance-Based
	10/1/2012	83,334		Time-Based
	12/3/2012	61,534		Time-Based
James A. Watt	12/3/2012	55,133		Time-Based	620,263
	2/20/2013	103,978		Time-Based
	12/10/2013	70,789		Time-Based
	12/12/2013	156,695		Time-Based
	3/5/2012	22,534		Time-Based
	3/5/2012	22,534	(2)	Performance-Based
Frank T. Smith, Jr.	10/1/2012	66,667		Time-Based	194,229
	12/3/2012	34,267		Time-Based
	12/10/2013	48,227		Time-Based
	3/5/2012	22,534		Time-Based
	3/5/2012	22,534	(2)	Performance-Based
Hal L. Bettis					128,095
	12/3/2012	34,800		Time-Based
	12/10/2013	48,227		Time-Based
	3/5/2012	19,767		Time-Based
	3/5/2012	19,767	(2)	Performance-Based
Richard H. Mourglia					112,629
	12/3/2012	30,667		Time-Based
	12/10/2013	42,428		Time-Based

(1)	All restricted stock awards vest ratably over three years, subject to satisfying performance goals, where applicable.
(2)	Includes all of the unvested performance-based restricted shares that could be earned based on performance results through December 31, 2013.

OPTION EXERCISES AND STOCK VESTED

The Option Exercises and Stock Vested Table reflects the stock options actually exercised by, and shares of stock that vested for, each of the Named Executive Officers during 2013.

	Option Awards (1)		Stock Awards
	Number of	Value	Number of
	Shares Acquired	Realized on	Shares Acquired		Value Realized
Name	On Exercise (#)	Exercise ($)	on Vesting (#)		on Vesting ($)
(a)	(b)	(c)	(d)		(e)
James A. Watt	—	—	122,659	(2)	176,215	(3)
Frank T. Smith, Jr.	—	—	67,591	(2)	104,826	(4)
Hal L. Bettis	—	—	34,524	(2)	53,469	(5)
Richard H. Mourglia	—	—	30,356	(2)	46,986	(6)

(1)	No stock options were exercised by the Named Executive Officers in 2013.
(2)	The share amounts shown are on a post-reverse stock split basis.
(3)

Represents the fair market value for 22,200 shares on March 5, 2013 at $1.95 per share; 41,667 shares on October 1, 2013 at $1.55; 458 shares on November 18, 2013 at $1.47 per share; 30,767 shares on December 3, 2013 at $1.16 per share; and 27,567 shares on December 3, 2013 at $1.16 per share.

(4)

Represents the fair market value for 5,634 shares on March 5, 2013 at $1.95 per share; 11,267 shares on March 5, 2013 at $1.95 per share; 33,334 shares on October 1, 2013 at $1.55; 222 shares on November 18, 2013 at $1.47 per share; and 17,134 shares on December 3, 2013 at $1.16 per share.

(5)

Represents the fair market value for 5,634 shares on March 5, 2013 at $1.95 per share; 11,267 shares on March 5, 2013 at $1.95 per share; 223 shares on November 18, 2013 at $1.47 per share; and 17,400 shares on December 3, 2013 at $1.16 per share.

(6)

Represents the fair market value for 4,942 shares on March 5, 2013 at $1.95 per share; 9,884 shares on March 5, 2013 at $1.95 per share; 196 shares on November 18, 2013 at $1.47 per share; and 17,400 shares on December 3, 2013 at $1.16 per share.

PENSION BENEFITS

The Pension Benefits Table discloses information pertaining to pension benefits provided to the Named Executive Officers. The Company does not provide pension benefits to the Named Executive Officers. Therefore, the Pension Benefits table has been omitted from this disclosure.

NONQUALIFIED DEFERRED COMPENSATION

The Nonqualified Deferred Compensation Table discloses information pertaining to nonqualified deferred compensation benefits provided to the Named Executive Officers. The Company does not provide nonqualified deferred compensation benefits to the Named Executive Officers. Therefore, the Nonqualified Deferred Compensation table has been omitted from this disclosure.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following paragraphs discuss the incremental compensation that would be payable by the Company to each Named Executive Officer in the event of the Named Executive Officer’s termination of employment with the Company under various scenarios including: 1) voluntary termination without Good Reason; 2) termination in the event of death or disability; 3) termination without cause or for Good Reason absent a change in control; and 4) termination without cause or for Good Reason in connection with a change in control. In accordance with applicable SEC rules, the following discussion assumes:

(i)	That the termination event in question occurred on December 31, 2013; and

(ii)	With respect to calculations based on the Company’s stock price, the stock was priced at $1.30, which was the closing price of one share of the Company’s common stock on December 31, 2013.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, such as the Company’s 401(k) Plan. The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can only be determined at the time of such executive officer’s termination from the Company. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Payments to be made to Messrs. Watt and Smith as a result of the set forth termination events are based on such executive officer’s respective employment agreement. Messrs. Bettis and Mourglia are not parties to employment agreements and, therefore, the payments they would receive upon each of the termination events discussed below are generally provided by the Severance Plan.

In addition, as described below, the terms of the executive officers’ restricted stock awards granted pursuant to the 2012 Plan provide for accelerated vesting to varying degrees upon each of the termination events as discussed below.

Voluntary Termination

Pursuant to the terms of Messrs. Watt’s and Smith’s respective employment agreements, the Company is not obligated to pay any separation payments in the event that the executive voluntarily terminates employment with the Company. Similarly, the Severance Plan does not provide for a severance payment upon an executive officer’s voluntary termination.

In addition, all outstanding and unvested restricted stock awards are forfeited if the executive officers voluntarily terminate employment with the Company.

In the event of Messrs. Watt’s and Smith’s termination, unless such termination is without cause or due to a resignation for Good Reason, these executive officers will be subject to one (1) year non-competition and non-solicitation provisions as provided in their respective employment agreements.

Termination in the Event of Death or Disability

Messrs. Watt’s and Smith’s respective employment agreements do not provide for severance payments in the event of the executives’ death or disability.

The Severance Plan provides that Messrs. Bettis and Mourglia would be entitled to a payout equal to their respective pro-rata target bonuses upon termination due to death or disability. As previously discussed, the target bonuses for Messrs. Bettis and Mourglia are as follows:

Named Executive Officer	Base Salary	Target Bonus (% of Salary)	Target Bonus
Hal L. Bettis	$316,000	60%	$189,600
Richard H. Mourglia	278,000	60%	166,800

All unvested restricted stock awards would be forfeited in accordance with the terms of the applicable award agreements.

Termination without Cause or Termination for Good Reason Absent a Change in Control

Pursuant to the terms of Mr. Watt’s employment agreement, effective October 1, 2012, if the Company terminates his employment without cause or Mr. Watt terminates his employment for Good Reason (as defined below), he is entitled to a severance payment equal to 2.99 times the sum of his then applicable base salary and target bonus.

Pursuant to the terms of Mr. Smith’s employment agreement, effective October 1, 2012, in the event that the Company terminates Mr. Smith’s employment without cause or Mr. Smith terminates his employment for Good Reason (as defined below), he is entitled to severance pay equal to 1.0 times the sum of his then applicable base salary and target bonus.

The terms of the respective employment agreements provide that Messrs. Watt and Smith are also entitled to continued health care coverage for the Named Executive Officer and his spouse/dependents under the Company’s health insurance plan for a period of three (3) years following termination for Mr. Watt and two (2) years following termination for Mr. Smith.

In addition, the respective employment agreements of Messrs. Watt and Smith also provide for payment for any annual bonus earned in the year preceding termination, but not yet paid, and accrued and unused vacation days during the year of termination.

Good Reason means any of the following which remain uncured thirty (30) days after written notice is received by the Company from either Mr. Watt or Mr. Smith:

(1)

The failure of the Company to continue the executive officers’ current positions of the Company (or such other senior executive position as may be offered by the Company and which the executive may in his sole discretion accept);

(2)

Material diminution by the Company of the executive’s responsibilities, duties, or authority in comparison with the responsibilities, duties and authority held during the six (6) month period immediately preceding the diminution, or assignment to the executive of any duties inconsistent with his position as the senior executive officer of the Company (or such other senior executive position as may be offered by the Company and which the executive may in his sole discretion accept);

(3)	Failure by the Company to pay and provide the executive with compensation and benefits provided for in his employment agreement; or

(4)	The requirement that the executive relocates his residence outside the State of Texas.

The Severance Plan provides that Messrs. Bettis and Mourglia would be entitled to severance pay in the amount of one (1) times the sum of the executive’s then applicable base salary and target bonus should each executive’s employment be involuntarily terminated without cause. The Severance Plan does not provide for a severance payment in the event the executive terminates for good reason absent a change in control.

The table below summarizes the cash severance payments each executive officer would receive upon a termination without cause or, for Messrs. Watt and Smith, termination for good reason absent a change in control.

Named Executive Officer	Base Salary	Target Bonus	Applicable Multiple	Cash Severance Payment
James A. Watt	$550,000	$550,000	2.99	$3,289,000
Frank T. Smith, Jr.	316,000	221,200	1.00	537,200
Hal L. Bettis	316,000	189,600	1.00	505,600
Richard H. Mourglia	278,000	166,800	1.00	444,800

None of the executive officers’ unvested restricted stock would receive accelerated vesting in the event the executive officer was terminated without cause or for Good Reason absent a change in control.

Termination without Cause or Termination for Good Reason with a Change in Control

Pursuant to the terms of Mr. Watt’s employment agreement, if the Company terminates his employment without cause or Mr. Watt terminates his employment for Good Reason in connection with a change in control, he is entitled to a severance payment equal to 2.99 times the sum of his then applicable base salary and target bonus.

In the event that the Company terminates Mr. Smith’s employment without cause or Mr. Smith terminates his employment for Good Reason in connection with a change in control, he is entitled to severance pay equal to 2.0 times the sum of his then applicable base salary and target bonus.

Pursuant to their respective employment agreements, Messrs. Watt’s and Smith’s severance payments are contingent upon the Named Executive Officer signing a full release of all claims within forty-five days after termination of employment. The Named Executive Officer’s severance payment is payable thirty days after the

Company receives the Executive’s signed release. If the Named Executive Officer is a “specified employee” as defined in section 409A of the Code, the Named Executive Officer shall receive his severance payment on the first day of the seventh calendar month following termination.

The terms of the respective employment agreements provide that Messrs. Watt and Smith are also entitled to continued health care coverage for the Named Executive Officer and his spouse/dependents under the Company’s health insurance plan for a period of three (3) years following termination for Mr. Watt and two (2) years following termination for Mr. Smith.

In addition, the respective employment agreements of Messrs. Watt and Smith also provide for payment for any annual bonus earned in the year preceding termination, but not yet paid, and accrued and unused vacation days during the year of termination.

The Severance Plan provides that Messrs. Bettis and Mourglia will be entitled to severance in the amount of two (2) times the sum of the executive’s then applicable base salary and target bonus if each executive’s employment is involuntarily terminated without cause or if the executive resigns for Good Reason in connection with a change in control.

The table below summarizes the severance payments each executive officer would receive upon a termination without cause or termination for good reason in connection with a change in control.

Named Executive Officer	Base Salary	Target Bonus	Applicable Multiple	Cash Severance Payment
James A. Watt	$550,000	$550,000	2.99	$3,289,000
Frank T. Smith	316,000	221,200	2.00	1,074,400
Hal L. Bettis	316,000	189,600	2.00	1,011,200
Richard H. Mourglia	278,000	166,800	2.00	889,600

Pursuant to the terms of the employment agreements of Messrs. Watt and Smith and the terms of the restricted stock award agreements, all outstanding restricted shares, to the extent not previously vested, would become immediately vested upon the executive officers’ termination without cause or for Good Reason in connection with a change in control. All change in control benefits provided to the Executives are “double-trigger” benefits, provided only upon a change in control and termination of employment. No benefits would be payable upon a change in control that is not accompanied by termination of an Executive.

Pursuant to their respective employment agreements, Messrs. Watt and Smith are entitled to receive tax gross-up payments in the event they are subject to Code section 280G excise taxes related to payments upon a change in control termination.

The Severance Plan does not provide for a tax gross-up upon termination in connection with a change in control in the event that the executive is subject to Code section 280G excise tax.

Potential Payments Upon Termination or Change in Control on December 31, 2013

The table below indicates the amount of compensation payable by us to the executive officers, including cash severance and restricted stock awards, upon various termination events assumed to occur on December 31, 2013.

					Termination		Termination in
					Absent a Change		Connection with a
					in Control (Without		Change in Control
		Voluntary	Death or		Cause or For Good		(Without Cause or
Executive	Compensation Element	Resignation	Disability		Reason)		For Good Reason)
	Cash Severance Payment	$—	$—		$3,289,000		$3,289,000
	Restricted Stock Awards(1)	—	—		—		806,342
Watt, James	Continued Health Care Coverage	—	—		43,476		43,476
	Excise Tax Gross-Up	n/a	n/a		n/a		1,535,853
	Total	$—	$—		$3,332,476		$5,674,671
	Cash Severance Payment	—	—		537,200		1,074,400
	Restricted Stock Awards(1)	—	—		—		252,498
Smith, Frank	Continued Health Care Coverage	—	—		28,984		28,984
	Excise Tax Gross-Up	n/a	n/a		n/a		451,558
	Total	$—	$—		$566,184		$1,807,440
	Cash Severance Payment	—	189,600	(2)	505,600	(3)	1,011,200
	Restricted Stock Awards(1)	—	—		—		166,524
Bettis, Hal	Continued Health Care Coverage	—	—		—		—
	Excise Tax Gross-Up	n/a	n/a		n/a		n/a
	Total	$—	$189,600		$505,600		$1,177,724
	Cash Severance Payment	—	166,800	(2)	444,800	(3)	889,600
	Restricted Stock Awards(1)	—	—		—		146,418
Mourglia, Richard	Continued Health Care Coverage	—	—		—		—
	Excise Tax Gross-Up	n/a	n/a		n/a		n/a
	Total	$—	$166,800		$444,800		$1,036,018

(1)	Amounts include the value of unvested awards at December 31, 2013 that would vest based on the termination event. The fair market value of a share of stock on December 31, 2013 was $1.30 per share on a post-split basis.
(2)	Messrs. Bettis and Mourglia are entitled to a payout equal to their respective pro-rata bonus upon termination due to death or disability.
(3)	Absent a change in control, Messrs. Bettis and Mourglia are only entitled to a servance payment upon termination without cause.

COMPENSATION OF DIRECTORS

2013 Director Compensation

The Company’s Board for the majority of 2013 consisted of Marjorie Bowen, John Brecker, Michael Keener, Dr. Alexander Kulpecz, Jr., Robert Schmitz, Eric Stearns, and James Watt. Consistent with historical practice, Mr. Watt is not entitled to any additional compensation for serving as a Director. Messrs. Kovacs and Pearlman served on the Company’s Board until their resignations on January 8, 2013 and January 14, 2013, respectively. On March 28, 2013, Ms. Bowen and Mr. Brecker were appointed to the Board. On March 3, 2014, Mr. Stearns resigned from the Board.

Pursuant to the Compensation Committee’s recommendation for director cash compensation, the Board approved the following director cash compensation structure, which remained unchanged from 2012:

•	Annual retainer of $50,000, payable in quarterly installments;

•	$50,000 for the Chairman of the Board, payable in quarterly installments;

•	$25,000 for the Chairman of the Audit Committee, payable in quarterly installments;

•

$15,000 for each of the Chairmen of the Nominations and Corporate Governance Committee, the Health, Safety & Environmental Committee, the Compensation Committee, and the Strategic Development Committee, each payable in quarterly installments;

•	$7,500 for each member of the Audit Committee, payable in quarterly installments;

•

$5,000 for each member of each of the Nominations and Corporate Governance Committee, the Health, Safety & Environmental Committee, the Compensation Committee, and the Strategic Development Committee, each payable in quarterly installments; and

•	$2,000 fee for each meeting of the Board attended by the director (including telephonic meetings), payable at the end of each quarter.

The director compensation guidelines for 2013 do not provide for committee meeting fees.

Upon their resignation, Messrs. Kovacs and Pearlman entered into amended Non-Qualified Stock Option Award Agreements that provided for accelerated vesting of all outstanding stock options as of the date of their respective resignations. All stock options will remain exercisable for a period of two years following their respective resignation date.

On April 25, 2013, each member of the Board was granted deferred stock units in accordance with the 2012 Plan. Pursuant to the Compensation Committee’s recommendation for director equity grants, each non-employee director received approximately $100,000 of deferred stock units that vest over two years to purchase an aggregate of 346,818 shares of common stock. The Compensation Committee recommended the grant of deferred stock units in 2013 to align the directors’ and employees’ equity compensation programs and to reward directors for future stock price growth.

The table below shows the number of deferred stock units granted to each director and the associated vesting schedule.

Name	# Deferred Stock Units	# Units Vesting Upon Grant	# Units Vesting on April 25, 2014	# Units Vesting on April 25, 2015
Robert A. Schmitz	57,803	19,267	19,268	19,268
Michael R. Keener	57,803	19,267	19,268	19,268
Alexander A. Kulpecz, Jr.	57,803	19,267	19,268	19,268
Eric R. Stearns	57,803	19,267	19,268	19,268
John R. Brecker	57,803	19,267	19,268	19,268
Majorie L. Bowen	57,803	19,267	19,268	19,268

During 2013, Mr. Watt served as a director, but was not entitled to any additional compensation for such service. Therefore, Mr. Watt is not included in the Director Compensation Table below.

The Director Compensation Table below displays the total compensation awarded to, earned by or paid to directors for the fiscal year ending December 31, 2013. All amounts shown below are in dollars.

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
	Fees Earned or		Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash		Awards(1)	Awards	Compensation	Earnings	Compensation	Total
Name	(b)		(c)	(d)	(e)	(f)	(g)	(h)
(a)	($)		($)	($)	($)	($)	($)	($)
Robert A. Schmitz	139,750		99,999	—	—	—	—	239,749
Michael R. Keener	133,500		99,999	—	—	—	—	233,499
Alexander A. Kulpecz, Jr.	107,750		99,999	—	—	—	—	207,749
Eric R. Stearns	94,000		99,999	—	—	—	—	193,999
John R. Brecker	66,875		99,999	—	—	—	—	166,874
Majorie L. Bowen	76,250		99,999	—	—	—	—	176,249
Stephen P . Kovacs	12,500	(2)	—	—	—	—	—	12,500
Emanuel R. Pearlman	12,500	(3)	—	—	—	—	—	12,500

(1)	Represents grants of 57,803 shares awarded on April, 25 2013 with a grant date fair value of $1.73.
(2)	Board fees received prior to resigning on January 8, 2013.
(3)	Board fees received prior to resigning on January 14, 2013.

The table below summarizes the stock options and deferred stock units held by each of the directors as of December 31, 2013.

	Option Awards							Stock Awards
											Equity
										Equity	Incentive Plan
										Incentive	Awards:
										Plan Awards:	Market or
				Equity Incentive						Number of	Payout Value
				Plan Awards:						Unearned	of Unearned
	Number of		Number of	Number of				Number of	Market Value	Shares, Units	Shares, Units
	Securities		Securities	Securities				Shares or	of Shares or	or Other	or Other
	Underlying		Underlying	Underlying	Option			Units of Stock	Units of Stock	Rights That	Rights That
	Unexercised		Unexercised	Unexercised	Exercise	Option		That Have	That Have	Have Not	Have Not
	Options (#)		Options (#)	Unearned Options	Price	Expiration		Not Vested	Not Vested	Vested	Vested
Name	Exercisable		Unexercisable	(#)	($)	Date		(#)	($)	(#)	($)
(a)	(b)		(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Robert A. Schmitz	66,666		33,334	—	3.41	3/5/2017		38,536	50,097	—	—
Michael R. Keener	66,666		33,334	—	3.41	3/5/2017		38,536	50,097	—	—
Alexander A. Kulpecz, Jr.	66,666		33,334	—	3.41	3/5/2017		38,536	50,097	—	—
Eric R. Stearns	66,666		33,334	—	3.41	3/5/2017		38,536	50,097	—	—
John R. Brecker	—		—	—	—	—		38,536	50,097	—	—
Majorie L. Bowen	—		—	—	—	—		38,536	50,097	—	—
Stephen P. Kovacs	100,000	(1)	—	—	3.41	1/8/2015	(1)	—	—	—	—
Emanuel R. Pearlman	100,000	(1)	—	—	3.41	1/14/2015	(1)	—	—	—	—

(1)

Upon their resignation, Messrs. Kovacs and Pearlman entered into amended Non-Qualified Stock Option Award Agreements that provided for accelerated vesting of all outstanding stock options as of the date of their respective resignations. All stock options will remain exercisable for a period of two years following their respective resignation date.

Mr. Stearns resigned from the Board on March 3, 2014.

Certain Information Concerning Executive Officers

The below table sets forth certain information regarding our current executive officers:

Name	Age	Position
James A. Watt	64	President, Chief Executive Officer and Director
Frank T. Smith, Jr.	67	Senior Vice President, Chief Financial Officer and Secretary
Hal L. Bettis	68	Executive Vice President, Business Development and Environmental Affairs
Richard H. Mourglia	55	General Counsel and Senior Vice President—Land

James A. Watt became a Director of our Company on April 16, 2007 and our President and Chief Executive Officer on April 17, 2007. Mr. Watt served as the Chief Executive Officer of Remington Oil and Gas Corporation from February 1998 and the Chairman of Remington from May 2003, until Helix Energy Solutions Group, Inc. (NYSE: HLX) acquired Remington in July 2006. From August 2006 through March 2007, Mr. Watt served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. (OTC: MVOG.OB). Mr. Watt currently serves on the Board of Directors of Helix and Bonanza Creek Energy, Inc. (NYSE: BCEI). Mr. Watt received a B.S. in Physics from Rensselaer Polytechnic Institute.

Frank T. Smith, Jr. joined Dune Energy, Inc. as Senior Vice President and Chief Financial Officer on April 17, 2007 and was appointed as Secretary in January 2012. From 2004 through 2006, Mr. Smith served as Senior Vice President—Finance and Corporate Secretary of Remington Oil and Gas Corp., which was acquired by Helix Energy Solutions Group, Inc. (NYSE: HLX) in June 2006. From June 1997 through 2003, Mr. Smith served as Executive Vice President and Manager of energy lending at the Bank of Texas. From 1991 through 1997, Mr. Smith served as Director in the energy and utilities division of the First National Bank of Boston. Prior to 1991, Mr. Smith held positions of increasing responsibility in the energy banking departments of other major, publicly-traded United States financial institutions. Immediately prior to coming to our Company, he served as President and Chief Financial Officer of Sonoran Energy, Inc. Mr. Smith received an MBA in Corporate Finance & Banking from the University of Pennsylvania (Wharton School). He also holds M.Ed and B.S. degrees from the University of Delaware.

Hal L. Bettis became our Senior Vice President and Chief Operating Officer on May 21, 2007. From 2004 through 2007, Mr. Bettis served as Executive Vice-President of Operations of Goldking Energy Corporation, which was acquired by our Company in May 2007. From 2001 through 2004, he served as President and Chief Operating Officer of Dunhill Resources, Inc. and from 1999 through 2001 he served as President and Chief Operating Officer of Willis Energy, LLC, each an independent oil and natural gas exploration and production company. From 1994 through 1999, Mr. Bettis served as Chief Operating Officer of Taylor Energy Company, an independent exploration and production company operating entirely in the Gulf of Mexico. Mr. Bettis received a B.S. in Petroleum Engineering from Mississippi State University. On January 31, 2013, Mr. Bettis’ title changed to Executive Vice President, Business Development and Environmental Affairs.

Richard H. Mourglia has served as General Counsel and Senior Vice President–Land of Dune, Energy, Inc. since August 2008. From 1990 until joining Dune, Mr. Mourglia was in private practice in major law firms where his practice involved a variety of oil and gas transactional matters. Mr. Mourglia began his career in 1980 as a petroleum landman, including heading his own petroleum land services company from 1984 to 1990. Mr. Mourglia received a BBA in Finance in 1980 from The University of Texas at Austin and a law degree in 1990 from South Texas College of Law.

Our executive officers are appointed by our Board and serve at its discretion, subject to the terms of applicable employment agreements. There are no family relationships among any of the directors or executive officers of our Company.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2014 by (i) each of our current executive officers (the “Named Executive Officers”) and directors, (ii) each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of our common stock; and (iii) all of our current directors and the Named Executive Officers as a group:

Name of Beneficial Owner(1)	Amount(2)		Percent of Class
James A. Watt (President, Chief Executive Officer and Director)(3)	1,024,205	(3)	1.4%
Frank T. Smith, Jr. (Senior Vice President, Chief Financial Officer and Secretary)(4)	334,066	(4)	*
Hal L. Bettis (Executive Vice President, Business Development and Environmental Affairs)(5)	242,524	(5)	*
Richard H. Mourglia (General Counsel and Senior Vice President–Land)(6)	225,548	(6)	*
Marjorie L. Bowen (Director)(7)	57,803	(7)	*
John R. Brecker (Director)(7)	57,803	(7)	*
Michael R. Keener (Director)(7)	57,803	(7)	*
Dr. Alexander A. Kulpecz, Jr. (Director)(7)	57,803	(7)	*
Robert A. Schmitz (Director and Chairman of the Board)(7)	57,803	(7)	*
West Face Long Term Opportunities Global Master L.P.(8)	10,896,823	(8)	14.9%
BlueMountain(9)	15,088,416	(9)	20.6%
Zell Credit Opportunities Side Fund, L.P.(10)	4,637,762	(10)	6.3%
Whitebox(11)	3,676,079	(11)	5.0%
TPG Funds(12)	9,747,466	(12)	13.1%
Strategic Value Special Situation Fund, L.P.(13)	17,917,244	(13)	24.5%
Highbridge International, LLC(14)	3,682,358	(14)	5.0%
All Officers & Directors as a Group (10 persons)	2,019,023		2.8%

*	Indicates ownership of less than 1%
(1)	Unless otherwise indicated, the address of the beneficial holder is c/o Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002.
(2)

Under Rule 13d-3 promulgated by the SEC, a person is deemed to be the beneficial owner of securities if one has the power to vote or direct the voting of such securities or has the power to dispose or direct the disposition of such securities. A person is also deemed to be the beneficial owner of securities that can be acquired by such person within 60 days. For purposes hereof, each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not held by any other person), and which are exercisable within 60 days from the Record Date, have been exercised. For purposes hereof any deferred stock units which would settle within 60 days from the Record Date if such person was terminated from the Company are deemed to be beneficially owned. As of April 30, 2014, an aggregate of 73,176,683 shares of common stock were outstanding.

(3)

Includes voting power with respect to 44,400 unvested shares of common stock awarded pursuant to the 2012 Plan all of which are subject to vesting in accordance with certain performance-based criteria set forth in the grant agreement with respect to the grant.

(4)

Includes voting power with respect to 11,266 unvested shares of common stock awarded pursuant to the 2012 Plan all of which are subject to vesting in accordance with certain performance-based criteria set forth in the grant agreement with respect to the grant.

(5)

Includes voting power with respect to 11,266 unvested shares of common stock awarded pursuant to the 2012 Plan all of which are subject to vesting in accordance with certain performance-based criteria set forth in the grant agreement with respect to the grant.

(6)

Includes voting power with respect to 9,883 unvested shares of common stock awarded pursuant to the 2012 Plan all of which are subject to vesting in accordance with certain performance-based criteria set forth in the grant agreement with respect to the grant.

(7)

Includes voting power with respect to 19,267 unvested shares of common stock underlying certain deferred stock units awarded pursuant to the 2012 Plan which vest on April 25, 2015. All shares underlying the deferred stock units will be delivered to on the earlier to occur of April 25, 2018 and a change of control.

(8)

The address of West Face Long Term Opportunities Global Master L.P. is c/o West Face Capital Inc., 810-2 Bloor Street East, Box #85, Toronto, Ontario M4W 1A8. West Face Capital Inc. (“West Face Capital”), which is the Advisor to West Face Long Term Opportunities Global Master L.P. (“Global Master Fund”), exercises voting and dispositive power over the securities held by Global Master Fund. Voting and investment decisions of West Face Capital are made by its Co-Chief Investment Officers, Gregory Boland and Peter Fraser, each of whom disclaims beneficial ownership of any shares held by Global Master Fund.

(9)

The address of BlueMountain Distressed Master Fund L.P. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by BlueMountain Distressed Master Fund L.P. The address of BlueMountain Long/Short Credit Master Fund L.P. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by BlueMountain Long/Short Credit Master Fund L.P. The address of AAI BlueMountain Fund PLC is Beaux Lane House, Mercer Street Lower, Dublin, Ireland. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by AAI BlueMountain Fund PLC. The address of Blue Mountain Credit Alternatives Master Fund L.P. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by Blue Mountain Credit Alternatives Master Fund L.P. The address of BlueMountain Timberline Ltd. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by BlueMountain Timberline Ltd. The address of BlueMountain Kicking Horse Fund L.P. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by BlueMountain Kicking Horse Fund L.P. The address of BlueMountain Strategic Credit Master Fund L.P. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by BlueMountain Strategic Credit Master Fund L.P. The address of BlueMountain Credit Opportunities Master Fund I L.P. is Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Ethan Auerbach, Andrew Feldstein and Derek Smith exercise voting and dispositive power over the securities held by BlueMountain Credit Opportunities Master Fund I L.P.

(10)

The address of Zell Credit Opportunities Side Fund, L.P. (“ZCOF”) is Two North Riverside Plaza, Suite 600, Chicago, IL, 60606. ZCOF is a Delaware limited partnership. Chai Trust Company, LLC, an Illinois limited liability company (“Chai”), is the general partner and investment manager of ZCOF. The following individuals are the Senior Managing Directors of Chai: Robert M. Levin, Donald J. Liebentritt, Jonathan D. Wasserman, JoAnn Zell, Kellie Zell and Matthew Zell.

(11)

The address of Whitebox Multi-Strategy Partners, LP is 3033 Excelsior Blvd, STE 300 Minneapolis, MN 55416. Andrew Redleaf exercises voting and dispositive power over the securities held by Whitebox Multi-Strategy Partners, LP. The address of Pandora Select Partners, LP is 3033 Excelsior Blvd, STE 300 Minneapolis, MN 55416. Andrew Redleaf exercises voting and dispositive power over the securities held by Pandora Select Partners, LP. The address of Whitebox Credit Arbitrage Partners, LP is 3033 Excelsior Blvd, STE 300 Minneapolis, MN 55416. Andrew Redleaf exercises voting and dispositive power over the securities held by Whitebox Credit Arbitrage Partners, LP.

(12)

The address of TPG Opportunity Fund I, L.P. (“Opportunity I”) is 301 Commerce Street, Suite 3300, Fort Worth, TX, 76102. Opportunity I’s general partner is TPG Opportunities Advisors, Inc., a Delaware corporation (“Opportunities Advisors”). David Bonderman and James G. Coulter are officers, directors and sole shareholders of Opportunities Advisors and therefore may be deemed to beneficially own the shares held by Opportunity I. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by Opportunity I except to the extent of their pecuniary interest therein. The address of Opportunities Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. The address of TPG Opportunity Fund III, L.P. (“Opportunity III”) is 301 Commerce Street, Suite 3300, Fort Worth, TX, 76102. Opportunity III’s general partner is Opportunities Advisors. David Bonderman and James G. Coulter are officers, directors and sole shareholders of Opportunities Advisors and therefore may be deemed to beneficially own the shares held by Opportunity III. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by Opportunity III except to the extent of their pecuniary interest therein. The address of Opportunities Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(13)

The address of Mardi Gras Ltd. is c/o Strategic Value Partners, LLC, 100 West Putnam Avenue, Greenwich, CT 06830. Victor Khosla, the Chief Investment Officer of Strategic Value Partners, LLC, indirectly exercises voting and dispositive power over the securities held by Mardi Gras Ltd. Mr. Khosla disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address of High Ridge

Ltd. is c/o Strategic Value Partners, LLC, 100 West Putnam Avenue, Greenwich, CT 06830. Victor Khosla, the Chief Investment Officer of Strategic Value Partners, LLC, indirectly exercises voting and dispositive power over the securities held by High Ridge Ltd. Mr. Khosla disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address of Strategic Value Special Situations Fund L.P. is c/o Strategic Value Partners, LLC, 100 West Putnam Avenue, Greenwich, CT 06830. Victor Khosla, the Chief Investment Officer of Strategic Value Partners, LLC, indirectly exercises voting and dispositive power over the securities held by Strategic Value Special Situations Fund L.P. Mr. Khosla disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(14)

The address of Highbridge International, LLC is ATTN: Chris Casale 40 West 57th Street, 32nd Floor New York, NY, 10019. Highbridge Capital Management, LLC is the trading manager of Highbridge International, LLC and has voting and dispositive power over the securities held by Highbridge International, LLC. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. Each of Highbridge Capital Management LLC and Glenn Dubin disclaims beneficial ownership of the securities held by Highbridge International LLC

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected MaloneBailey, LLP as independent registered public accountants of the Company to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2014 and the Board has determined that it would be desirable to request that the stockholders ratify such appointment. MaloneBailey, LLP was our independent registered public accounting firm for our 2013 audit.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, and other services. Pre-approval is detailed as to the specific service or category of service and is subject to a specific approval.

Before selecting MaloneBailey, LLP, the Audit Committee considered the firm’s qualifications as independent registered public accountants and concluded that based on MaloneBailey, LLP’s prior performance and its reputation for integrity and competence, it was qualified. The Audit Committee also considered whether any non-audit services performed for the Company by MaloneBailey, LLP would impair MaloneBailey, LLP’s independence and concluded that they did not. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of MaloneBailey, LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit and Tax Fees

During fiscal year 2012 and fiscal year 2013, the aggregate fees for which we were billed by MaloneBailey LLP for professional services were as follows:

	Fiscal Year Ended
	December 31, 2012	December 31, 2013
Audit Fees(1)	$196,600	$195,000
Audit-Related Fees	38,000	15,000
Tax Fees	25,000	10,000
All Other Fees	—	—

(1)	Fees for audit services include fees associated with the annual audit and the review of our quarterly reports on Form 10-Q during the year reported.

The Audit Committee considers whether the provision of the foregoing services is compatible with maintaining the auditor’s independence and has concluded that the foregoing non-audit services and non-audit-related services, did not adversely affect the independence of MaloneBailey LLP.

Vote Required for Approval

Stockholder ratification is not required for making such appointment for the fiscal year ending December 31, 2014 because the Audit Committee has responsibility for the appointment of our independent registered public accountants. The appointment is being submitted for ratification with a view toward soliciting the opinion of stockholders, which opinion will be taken into consideration in future deliberations. No determination has been made as to what action the Board or the Audit Committee would take if stockholders do not approve the appointment.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MALONEBAILEY, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT.

Our Audit Committee was established by our Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. The responsibilities of the Audit Committee are described in the committee’s charter, a copy of which is available at our website, and summarized in the following Report of the Audit Committee.

The committee’s membership consists of John R. Brecker, Robert A. Schmitz and Michael R. Keener, who serves as Chairman. The Board has also determined that Mr. Keener meets the requirements for being an “audit committee financial expert” as defined by regulations of the SEC. All members of the Audit Committee have been determined to be independent directors by our Board.

During 2013, five meetings of the Audit Committee were held.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of disclosure controls and procedures and internal controls over financial reporting. The Company’s independent registered public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s audited financial statements contained in the 2013 Annual Report on Form 10-K. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independence discussions with audit committees, has discussed with the Company’s independent registered public accounting firm its independence from the Company and its management, and has considered whether the Company’s independent registered public accounting firm’s provision of non-audit services to the Company was compatible with maintaining the accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the U.S. Securities and Exchange Commission.

Audit Committee
Michael R. Keener
John R. Brecker
Robert A. Schmitz

Pursuant to SEC Rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, stockholders are entitled to cast a nonbinding advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal year 2014 executive compensation programs and policies and the compensation paid to the named executive officers. At the 2013 annual meeting, the stockholders approved holding this advisory vote on an annual basis.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of our compensation program, including our executive compensation program, is to reward results and align all employees’ interests with those of our stockholders.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders, and is consistent with our commitment to high standards of corporate governance.

Board of Directors Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE FOLLOWING ADVISORY RESOLUTION:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the “Compensation Discussion and Analysis,” the accompanying compensation tables and related narrative disclosure in this Proxy Statement.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the proposal.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board, it will not create or imply any additional fiduciary duty on the part of the Board, and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will take into account the outcome of this advisory vote when considering future compensation arrangements for our named executive officers.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our common stock, or “reporting persons” to file with the SEC reports of their holdings of, and transactions in, our common stock. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Other than as disclosed below, based solely on our review of copies of these reports furnished to the Company, we believe that all reports required to be filed by reporting persons pursuant to Section 16(a) of the Exchange Act were filed for the year ended December 31, 2013 on a timely basis.

Certain Relationships and Related Party Transactions

Policies and Procedures Regarding Related Party Transactions

A “Related Party Transaction” is any transaction, arrangement or relationship where the Company is a participant, the Related Party (defined below) had, has or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Party” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

When reviewing and approving the terms and conditions of all related party transactions, members of our Board other than the Related Party will consider all relevant facts and circumstances available to it to determine whether such related party transaction is in, or is not inconsistent with, our best interests, including, without limitation, (a) the extent of the Related Party’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not Related Parties; (d) the benefit to our Company; and (e) the aggregate value of the transaction. In accordance with our Audit Committee charter, all related party transactions must be submitted to our Audit Committee.

On December 21, 2012, we issued 18,749,997 shares of our common stock in the amounts and to the parties identified below (the “Investors”), pursuant to a Stock Purchase Agreement (collectively the “Stock Purchase Agreements” and such transaction the “Financing”) between the Company and each such Investor, resulting in gross proceeds to the Company of $30,000,000 (the “Initial Closing”). Upon our election, and subject to our meeting certain performance objectives, we could conduct two additional closings with the Investors prior to December 31, 2013 (each a “Subsequent Closing”). The Investors could also elect to require us to conduct a closing in which we would issue the remaining shares to be issued in the Financing, upon the occurrence of certain events specified in the Stock Purchase Agreements. On May 8, 2013, pursuant to the terms of the Stock Purchase Agreements, the Company conducted a Subsequent Closing with the Investors in which the Company issued 6,249,996 shares of its common stock at a purchase price of $1.60 per share, resulting in gross proceeds to the Company of $10,000,000. On June 28, 2013, pursuant to the terms of the Stock Purchase Agreements, the Company conducted the final Subsequent Closing with the Investors in which the Company issued 6,249,996 shares of its common stock at a purchase price of $1.60 per share, resulting in gross proceeds to the Company of $10,000,000.

Certain of the Investors and their affiliates are the beneficial owner of more than 5% of the Company’s voting securities. The Financing is accordingly a “Related Party Transaction”

Purchaser	Number of Shares Purchased
Simplon Partners, L.P.	196,965
Simplon International Limited	482,226
Highbridge International, LLC	1,034,705
West Face Long Term Opportunities Global Master L.P.	2,980,550
BlueMountain Distressed Master Fund L.P.	822,314
BlueMountain Long/Short Credit Master Fund L.P.	930,563
AAI BlueMountain Fund PLC	66,606
Blue Mountain Credit Alternatives Master Fund L.P.	953,573
BlueMountain Timberline Ltd.	841,390
BlueMountain Kicking Horse Fund L.P.	2,378
BlueMountain Strategic Credit Master Fund L.P.	126,985
BlueMountain Credit Opportunities Master Fund I L.P.	383,245
Zell Credit Opportunities Side Fund, L.P.	1,268,542
Whitebox Multi-Strategy Partners, LP	442,487
Pandora Select Partners, LP	187,750
Whitebox Credit Arbitrage Partners, LP	462,738
TPG Opportunity Fund I, L.P.	1,866,320
TPG Opportunity Fund III, L.P.	799,852
Mardi Gras Ltd.	689,986
High Ridge Ltd.	3,976,068
Strategic Value Special Situations Fund, L.P.	234,754

Other Business

We know of no other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board recommends.

Availability of Accountants at Annual Meeting

MaloneBailey LLP served as our independent registered public accounting firm providing auditing and financial services during fiscal year 2013. We expect that representatives of MaloneBailey LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Multiple Stockholders Sharing the Same Address

As permitted by SEC rules, the Company will deliver a single set of the annual report and other proxy materials, to multiple stockholders sharing the same address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will, upon written or oral request, deliver a separate copy of the annual report and other proxy materials to a stockholder at a shared address to which a single copy was delivered and will include instructions as to how the stockholder can notify the Company that the stockholder wishes to receive a separate copy in the future. Registered stockholders wishing to receive a separate copy of the annual report and other proxy materials, in the future or registered stockholders sharing an address wishing to receive a single copy in the future may contact us by writing or telephoning us at: Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002 (tel.: 713-229-6300).

Deadlines for receipt of stockholder proposals

A stockholder who intends to present business at the 2015 annual stockholder meeting must comply with the requirements of Rule 14a-8, which provides, among other things, that to bring business before an annual meeting a stockholder must give written notice to our Company’s Secretary not less than 120 calendar days before the anniversary of the filing of this proxy statement. Accordingly, in order to be included in our proxy materials for our 2015 Annual Meeting, we must have received notice of any stockholder proposal(s) submitted in accordance with the proxy rules no later than December 30, 2014 and any notice received after this date may be considered untimely.

By order of the Board of Directors,

Frank T. Smith, Jr.
Senior Vice President, Chief Financial Officer and Secretary

April 30, 2014

ANNUAL MEETING OF STOCKHOLDERS OF

DUNE ENERGY, INC.

June 4, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at http://www.RRDEZProxy.com/2014/DuneEnergy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	20630300000000000000 0			060414

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Ratification of appointment of MaloneBailey, LLP as our independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐
		NOMINEES:			FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	O Marjorie L. Bowen O John R. Brecker		3. Ratification of the compensation package granted to our Named Executive Officers.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Michael R. Keener O Alexander A. Kulpecz, Jr.
☐	FOR ALL EXCEPT (See instructions below)	O Robert A. Schmitz O James A. Watt

The shares of common stock represented by this proxy will be voted as directed. However, if no direction is given, the shares of common stock will be voted FOR the election of the nominees, FOR the ratification of appointment of MaloneBailey, LLP as our independent registered public accounting firm for the year ending December 31, 2014, and FOR the advisory vote to approve the compensation of the named executive officers.

If any other business is properly presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder	Date:
■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

0 ■

DUNE ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James A. Watt, Frank T. Smith, Jr. and Richard H. Mourglia, or any of them, as proxy, with full power of substitution, to represent the undersigned at the 2014 annual meeting of Stockholders to be held at the 777 Walker Street, Suite 2300, Houston, Texas 77002, on June 4, 2014 at 11:00 a.m. local time, and at any adjournments thereof, and to vote the shares that undersigned would be entitled to vote if personally presented, as indicated on the reverse side.

(Continued and to be signed on the reverse side.)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF

DUNE ENERGY, INC.

June 4, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone.. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.RRDEZProxy.com/2014/DuneEnergy
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	20630300000000000000 0			060414

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Ratification of appointment of MaloneBailey, LLP as our independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐
		NOMINEES:			FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	O Marjorie L. Bowen O John R. Brecker		3. Ratification of the compensation package granted to our Named Executive Officers.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Michael R. Keener O Alexander A. Kulpecz, Jr.
☐	FOR ALL EXCEPT (See instructions below)	O Robert A. Schmitz O James A. Watt

The shares of common stock represented by this proxy will be voted as directed. However, if no direction is given, the shares of common stock will be voted FOR the election of the nominees, FOR the ratification of appointment of MaloneBailey, LLP as our independent registered public accounting firm for the year ending December 31, 2014, and FOR the advisory vote to approve the compensation of the named executive officers.

If any other business is properly presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Signature of Stockholder		Date:	Signature of Stockholder	Date:
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Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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